Exhibit 99.1
Investor Contact:
Kirk Feiler, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-0195

For Immediate Release

COMMERCIAL VEHICLE GROUP AMENDS CREDIT AGREEMENTS
TO PROVIDE INCREASED FLEXIBILIY

NEW ALBANY, OHIO, May 11, 2020 – Commercial Vehicle Group, Inc. (the “Company” or “CVG”) (NASDAQ: CVGI), a leading supplier of fully-integrated system solutions for the global commercial vehicle market and ecommerce material handling markets, today announced that it has amended its (i) Term Loan and Security Agreement with Bank of America, N.A., as agent, and the lenders party thereto, and (ii) asset-based Revolving Credit Facility with Bank of America, N.A., as agent, and certain financial institutions as lenders.

These new agreements amend the terms of existing agreements and temporarily suspends the leverage ratio covenant through the fiscal quarter ending December 31, 2020, and resets the leverage ratio covenant levels for quarterly periods ended March 31, 2021 through September 30, 2021, before returning to original leverage ratio covenant for the quarterly period ended on December 31, 2021. The amendment also temporarily adds a new minimum consolidated liquidity covenant of $40 million for the quarters ended June 30, 2020 through September 30, 2021, and amends certain restrictive covenants limiting the Company’s ability to incur additional debt, grant liens, repurchase the Company’s stock and to issue dividends or make investments. The amendment increases the ability of the company to restructure its operations. The maturity date remains unchanged.

The Revolving Credit Facility amends the terms of the revolving loan agreement to align certain of the restrictive covenants with the restrictive covenants set forth in the Term Loan Agreement, as amended.

“We are pleased with this new agreement as it provides our lenders with appropriate financial returns and provides the company with additional flexibility to right-size certain parts of the company to a post-covid environment. The coronavirus has impacted over half of our business, and this needs to be properly addressed. This new agreement expands our ability to improve as a company and we are thankful. We continue to believe that our ample liquidity is sufficient to meet our operating needs, our new growth needs, and our restructuring needs.” said Harold Bevis, President and Chief Executive Officer of CVG.

Complete details of the amendments can be found in the Company’s 8-K filing, filed on May 11, 2020 with the U.S. Securities and Exchange Commission.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium- and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including the short-term and potential longer-term impact of the COVID-19 pandemic on Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (ii) future financial restatements affecting the company; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) the Company's ability to develop or successfully introduce new products; (v) risks associated with conducting business in foreign countries and currencies; (vi) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (vii) the Company’s failure to complete or successfully integrate strategic acquisitions and the impact of such acquisitions on business relationships; (viii) the Company’s ability to recognize synergies from the reorganization of the segments; (ix) the Company’s failure to successfully manage any divestitures; (x) the impact of changes in governmental regulations on the Company's customers or on its business; (xi) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (xii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xiii) the Company’s ability to comply with the financial covenants in its debt facilities; (xiv) fluctuation in interest rates or change in the reference interest rate relating to the Company’s debt facilities; (xv) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives and address rising labor and material costs; (xvi) volatility and cyclicality in the commercial vehicle market adversely affecting us, including the impact of the current COVID-19 pandemic; (xvii) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xviii) changes to domestic manufacturing initiatives; (xix) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business (xx) security breaches and other disruptions that could compromise our information systems; (xxi) the impact of disruptions in our supply chain or delivery chains; (xxii) litigation against us; (xxiii) the impact of health epidemics or widespread outbreak of contagious disease; and (xxiv) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2019. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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